Exhibit 8.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4471 tel 212 701 5471 fax

August 6, 2020

Re:	Ranpak Holdings Corp. Registration Statement on Form S-4

Ranpak Holdings Corp.

7990 Auburn Road

Concord Township, OH 44077

Ladies and Gentlemen:

We have acted as special counsel for Ranpak Holdings Corp., a Delaware corporation (the “Company”), in connection with (i) the Company’s offer (the “Offer”) to holders of the Company’s (a) warrants sold as part of the units in the initial public offering (“IPO”) (whether they were purchased in the IPO or thereafter in the open market) or initially issued to the anchor investors and the BSOF entities in connection with the IPO that have been transferred to any person other than permitted transferees (the “public warrants”), (b) warrants issued to the anchor investors and the BSOF entities in a private placement in connection with the closing of the IPO that have not become public warrants under the warrant agreement, dated as of January 17, 2018 (the “Warrant Agreement”) as a result of being transferred to any person other than permitted transferees (the “private placement warrants”) and (c) warrants to purchase Class A common stock or Class C common stock, as applicable, issued to the equity financing sources pursuant to the equity financing agreements and the reallocation agreement, unless the context otherwise requires (the “forward purchase warrants” and, together with the public warrants and private placement warrants, the “Warrants”) to exchange 0.22 shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A common stock”) for each Warrant and (ii) solicitations of consents (the “Consent Solicitation”) from the holders of public warrants and the forward purchase warrants to amend the Warrant Agreement, which governs all of the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.22 shares of Class A common stock.

This opinion is being delivered in connection with the Registration Statement of Ranpak on Form S-4, filed with the Securities and Exchange Commission on August 6, 2020 (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

Ranpak Holdings Corp.	2	August 6, 2020

In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a.	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

b.	All factual representations, warranties and statements made or agreed to by the parties to the Registration Statement and other documents relating to the Offer, are true and accurate as of the date hereof; and

c.	The description of the Offer in the Registration Statement is accurate, the Offer will be consummated in accordance with such description, without any waiver or breach of any material provision thereof, and the Offer will be effective under applicable corporate law.

This opinion is based on current provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the United States Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Offer, or any matter other than those specifically covered by this opinion.

Based upon and subject to the foregoing, we are of the opinion that, subject to the assumptions and limitations set forth therein, the discussion in the Registration Statement under the caption “The Offer and Consent Solicitation – Material U.S. Federal Income Tax Consequences” accurately summarize the matters described therein in all material respects.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP